Exhibit 99.1

Corporate Headquarters: 1475 South Bascom Avenue, Campbell, CA  95008

Investor Relations Contact:	Company Contact:
Stephanie Prince/Jody Burfening	Barry Cinnamon, Chief Executive Officer
Lippert / Heilshorn & Associates	Westinghouse Solar
(212) 838-3777	(408) 402-9400
sprince@lhai.com	bcinnamon@westinghousesolar.com

Westinghouse Solar Announces Third Quarter 2010 Results

Campbell, CA, October 28, 2010 – Akeena Solar, Inc. d/b/a Westinghouse Solar, (Nasdaq:WEST - News), a manufacturer and distributor of solar power systems, today announced its third quarter 2010 financial results.

On September 10, 2010 Westinghouse Solar announced it would be expanding its distribution business to include sales of its Westinghouse Solar Power Systems directly to dealers in California, and exiting its solar panel installation business. As a result, beginning with the 2010 third quarter, the company’s installation business has been reclassified in its financial statements as discontinued operations.

“This was a transformative quarter for Westinghouse Solar,” said Barry Cinnamon, CEO of Westinghouse Solar. “We began using the Westinghouse brand name in July, and in September we expanded our distribution business into California for the first time.  Transitioning completely out of the installation business allows us to focus exclusively on manufacturing and distributing our award-winning solar panels without a channel conflict with our solar installer customers. Since we started distributing our products through dealers outside California during the second quarter of 2009, our network of installers has grown rapidly -- and now extends into 33 states plus Canada.  In addition to Lowe’s Home Improvement stores and Lennox International, we have approximately 125 independent solar dealers.

“Looking ahead, in addition to building our dealer and retail channels, we’re continuing to broaden our product line and reduce our costs at every level.  At the recent Solar Power 2010 Conference in Los Angeles, we showcased our new light-weight flat roof solar panel system, which has been optimized for commercial rooftops where ordinary ballasted systems cannot be supported by the building’s structure.  With integrated wiring, grounding and racking, this system offers the best combination of reliability, fast installation and low total installed costs.  As we plan for next year’s sales of our proprietary solar panels -- which were first demonstrated in 2007 -- we believe we have a very achievable roadmap towards lower frame, inverter, accessory and laminate costs for our panels.  We believe that the combination of our patented technology and Westinghouse Solar branding gives us a competitive advantage in the marketplace – which with our cost reduction plans will lead us to EBITDAS breakeven in mid-2011.”

Revenue from continuing operations for the quarter ended September 30, 2010 was $2.1 million compared to $402,000 in the third quarter of 2009 and $2.2 million in the second quarter of 2010. The year-over-year five-fold increase in revenue is due to the growth of our distribution network.  The sequential decrease in revenue is due to lower sales to a major customer in Canada in the third quarter of 2010.  Sequential revenue from sales to our U.S. based dealers grew 28.9% from the second to the third quarter of 2010. For the first three quarters of 2010, revenue from continuing operations was $5.1 million compared to $604,000 in the comparable 2009 period.

Gross profit from continuing operations for the third quarter of 2010 was $314,000 or 14.7% of revenue, compared to $41,000 or 10.2% of revenue for the third quarter of 2009, and $342,000 or 15.4% of revenue for the second quarter of 2010. The year-over-year increase in gross margin is due to lower panel costs in the current year and introductory sales pricing in the prior year.  On a sequential basis, gross margin decreased slightly due to the lower average sales price in the current quarter.

Total operating expenses for continuing operations in the third quarter of 2010 were $2.6 million, compared to $2.4 million for the same period last year and $2.4 million for the second quarter of 2010. The year-over-year increase is due to higher sales and marketing expenses of $210,000 reflecting increases in payroll and commissions, and expenditures for advertising and trade shows. Compared to the second quarter of 2010, the increase in total operating expenses was due to higher stock-based compensation expense of $391,000, partially offset by lower payroll costs due to a decrease in the number of employees. Stock-based compensation expense was $739,000 for the third quarter of 2010, compared to $683,000 for the same period of 2009 and $348,000 in the second quarter of 2010. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $1.8 million for the third quarter of 2010, compared to $1.7 million for the same period last year and $2.0 million for the second quarter of 2010.

Net loss from continuing operations for the third quarter of 2010 was $2.2 million, or $0.05 per share, compared to $1.6 million, or $0.05 per share, for the third quarter of 2009, and $1.2 million or $0.03 per share, for the second quarter of 2010. Net loss included favorable non-cash adjustments to the fair value of common stock warrants of $911,000 and $82,000 for the second and third quarters of 2010, respectively, and $758,000 for the third quarter of 2009. Excluding the adjustments to reflect the fair value of warrants in all periods, net loss for the third period of 2010 would have been $2.3 million or $0.05 per share, compared to $2.4 million, or $0.07 per share, for the same period last year and $2.1 million, or $0.05 per share, for the second quarter of 2010.

The loss from discontinued operations was $4.0 million in the third quarter of 2010 and $790,000 in the same prior year period, and $1.3 million for the second quarter of 2010.  The current quarter loss included a restructuring charge totaling approximately $2.6 million, primarily related to one-time severance costs, inventory write-downs, lease accelerations and the write-off of leasehold improvements, goodwill impairment and vehicle, furniture and fixtures and computer equipment write-downs, most of which were non-cash charges.

Net loss after discontinued operations was $6.2 million in the third quarter of 2010, or $0.15 per share, compared to a net loss after discontinued operations of $2.4 million, or $0.07 per share, in the same period last year, and a net loss after discontinued operations of $2.5 million in the second quarter of 2010, or $0.06 per share.

Cash and cash equivalents (including restricted cash) at September 30, 2010 were $1.6 million. There was a $342,000 balance drawn on the Company’s $1.0 million cash-backed line of credit at the end of the quarter. Subsequent to the end of the quarter the company raised $2.2 million through the sale of common stock and warrants and paid down the line of credit. Common shares outstanding as of September 30, 2010 were 41.2 million compared to 40.7 million at June 30, 2010.

The number of employees at the end of the third quarter of 2010 declined to 103 full time equivalents, compared to 137 at September 30, 2009 and 176 at June 30, 2010 as a result of the company’s decision to exit the installation business.

Outlook
The company anticipates sequential revenue growth of approximately 40-50% in the fourth quarter of 2010 as compared to the third quarter, and expects to incur limited transition expenses related to its exit from the installation business in the fourth quarter.  The quarterly cash operating expense run rate for the ongoing distribution business is expected to be approximately $1.5 million. The number of employees will be reduced to approximately 40 full time equivalents during the fourth quarter of 2010.  The company anticipates revenue for 2011 to be in the range of $25 to $30 million, with seasonally stronger results in the second and third quarters, and lower results in the first quarter due to weather conditions in certain markets.  The company's plan is to achieve cash flow breakeven at $9 million of quarterly revenue in mid-2011.

Conference Call Information
Westinghouse Solar will host an earnings conference call at 11:00 a.m. PT (2:00 p.m. ET) today to discuss its third quarter 2010 earnings results. To access the live call, please dial 877-225-1676 and for international callers dial 706-643-9669 approximately 10 minutes prior to the start of the conference call. The pass code is 18923326. The call is also being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.westinghousesolar.com. A replay of the call will be available via telephone for one week, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. The pass code is the same as above. The webcast will be archived on the company’s website for 90 days at www.westinghousesolar.com.

About Akeena Solar, Inc. d/b/a Westinghouse Solar (Nasdaq:WEST - News)

Westinghouse Solar is a manufacturer and distributor of solar power systems. Award winning Westinghouse Solar Power Systems provide the best combination of safety, performance and reliability, while backed by the proven quality of the Westinghouse name. For more information on Westinghouse Solar, visit www.westinghousesolar.com.

The Westinghouse Solar logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7801.

Safe Harbor
Statements made in this release that are not historical in nature, including those related to future revenue, revenue growth, operating expense rates, future employee numbers, transition expenses, and achievement of cashflow and EBITDAS breakeven and profitability, and product offerings in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the inherent uncertainty of future financial results, additional capital financing requirements, development of new products by us or our competitors, the effectiveness, profitability, and marketability of such products, our ability to protect proprietary rights and information, the impact of current, pending, or future legislation, regulation and incentive programs on the solar power industry, the impact of competitive products or pricing, technological changes, the our ability to identify and successfully acquire and grow distribution customers, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

AKEENA SOLAR, INC. (d/b/a WESTINGHOUSE SOLAR)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net revenue	$2,142,229	$402,117	$5,096,656	$604,473
Cost of goods sold	1,827,931	361,024	4,325,204	539,674
Gross profit	314,298	41,093	771,452	64,799
Operating expenses
Sales and marketing	267,847	57,994	705,610	117,508
General and administrative	2,321,830	2,369,583	7,032,474	6,278,439
Total operating expenses	2,589,677	2,427,577	7,738,084	6,395,947
Loss from operations	(2,275,379)	(2,386,484)	(6,966,632)	(6,331,148)
Other income (expense)
Interest income (expense), net	(5,059)	13,944	75	(46,357)
Adjustment to the Fair Value of Common Stock Warrants	81,857	758,352	1,876,759	(2,320,167)
Total other income (expense)	76,798	772,296	1,876,834	(2,366,524)
Loss before provision for income taxes and discontinued operations	(2,198,581)	(1,614,188)	(5,089,798)	(8,697,672)
Provision for income taxes	—	—	—	—
Net loss from operations	$(2,198,581)	$(1,614,188)	$(5,089,798)	$(8,697,672)
Loss from discontinued operations, net of tax	(3,996,971)	(790,022)	(5,994,612)	(3,471,464)
Net loss	$(6,195,552)	$(2,404,210)	$(11,084,410)	$(12,169,136)

Loss from continuing operations per common and common equivalent share (basic and diluted)	$(0.05)	$(0.05)	$(0.12)	$(0.27)

Loss from discontinued operations per common and common equivalent share (basic and diluted)	$(0.10)	$(0.02)	$(0.17)	$(0.11)

Net loss per common and common equivalent share (basic and diluted)	$(0.15)	$(0.07)	$(0.29)	$(0.38)

Weighted average shares used in computing loss per common share: (basic and diluted)	40,097,640	33,357,430	38,150,455	31,459,670

AKEENA SOLAR, INC. (d/b/a WESTINGHOUSE SOLAR)
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$1,271,737	$5,804,458
Restricted cash	342,403	—
Accounts receivable, net	690,134	173,501
Other receivables	5,053	16,406
Inventory, net	6,315,651	4,970,997
Prepaid expenses and other current assets, net	911,312	419,537
Assets of discontinued operations	1,489,423	5,280,551
Assets held for sale	752,300	1,595,600
Total current assets	11,778,013	18,261,050
Property and equipment, net	303,261	173,471
Other assets, net	407,539	100,894
Long term assets of discontinued operations	21,724	48,906
Total assets	$12,510,537	$18,584,321

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,276,121	$3,930,890
Accrued liabilities	739,268	398,452
Accrued warranty	33,236	8,404
Common stock warrant liability	448,048	2,536,402
Credit facility	342,403	—
Liabilities of discontinued operations	2,745,462	3,222,848
Total current liabilities	8,584,538	10,096,996
Long-term liabilities of discontinued operations	323,375	375,015
Total liabilities	8,907,913	10,472,011

Commitments, contingencies and subsequent events

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 41,204,551 and 36,406,944 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	41,204	36,407
Additional paid-in capital	66,467,479	59,897,553
Accumulated deficit	(62,906,059)	(51,821,650)
Total stockholders’ equity	3,602,624	8,112,310
Total liabilities and stockholders’ equity	$12,510,537	$18,584,321